February 28, 2019

Cushman & Wakefield plc
Chicago, Illinois

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Cushman & Wakefield plc and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and have reported thereon under date of February 28, 2019. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2018. As stated in Note 2 to those financial statements, the Company changed its method of accounting for recognizing stock-based compensation expense for awards with service conditions only from the graded attribution method to the straight-line attribution method and states that the newly adopted accounting principle is preferable in the circumstances because it more accurately reflects the pattern of service provided by the employee, and the Company believes straight-line attribution method is the predominant method used in its industry. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,
/s/ KPMG LLP